                                                                       EXHIBIT E

                                                              HARRIS, JEFFREY R.


                           MOBILITY ELECTRONICS, INC.
                      NON-QUALIFIED STOCK OPTION AGREEMENT


         This Non-Qualified Stock Option Agreement (the "Agreement"), dated as of September 15, 1998, is entered into between Mobility Electronics, Inc., a Delaware corporation (the "Company"), Jeffrey R. Harris, a director of the Company (the "Optionee"). In consideration of the mutual promises and covenants made herein, the parties hereby agree as follows:

         1. GRANT OF OPTION. Under the terms and conditions of Section 6(b)(v)(A) of the Company's Amended and Restated 1996 Long Term Incentive Plan (the "Plan") the Company grants to the Optionee an Option (the "Option") to purchase from the Company all or any part of a total of 20,000 shares of the Company's Common Stock, par value $.01 per share, at a price of $5.75 per share. The Option is granted as of the date first above written (the "Date of Grant").

         2. CHARACTER OF OPTION. The Option is not an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

         3. TERM. The Option will expire on the fifth anniversary of the Date of Grant or, in the event the Optionee is not reelected to the Board of Directors, resigns or is removed from the Board of Directors for any reason then any portion of the Option not vested at such time shall terminate as may be provided in Section 6(b) of the Plan.

         4. VESTING. Subject to the provisions of Section 6(b) of the Plan, the Option may be exercised according to the following schedule:

Amount of
Shares
Exercisable                                    Period
-----------                                    ------
25%                             After one year from the Date of Grant
50%                             After two years from the Date of Grant
75%                             After three years from the Date of Grant
100%                            After four years from the Date of Grant

The unexercised portion of the Option from one period may be carried over to a subsequent period or periods, and the right of the Optionee to exercise the Option as to such unexercised portion shall continue for the entire term.
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              (b) Covenant Not-to-Divulge Trade Secrets. Optionee acknowledges and agrees that the Company and its affiliates are entitled to prevent the disclosure of Trade Secrets. As consideration for the grant of the options hereunder to Optionee by the Company, Optionee agrees at all times during his engagement with the Company and thereafter to hold in strict confidence and not to disclose or allow to be disclosed to any person, firm or corporation, other than to persons engaged by the Company and its affiliates to further the business of the Company and its affiliates, and not to use except in the pursuit of the business of the Company and its affiliates, the Trade Secrets, without the prior written consent of the Company, including Trade Secrets developed by Optionee.

              (c) Return of Materials at Termination. In the event of any termination or cessation of his engagement with the Company for any reason whatsoever, Optionee will promptly deliver to the Company all documents, data and other information pertaining to Trade Secrets. Optionee shall not take any documents or other information, or any reproduction or excerpt thereof, containing or pertaining to any Trade Secrets.

         12. MISCELLANEOUS. This Agreement will be construed and enforced in accordance with the laws of the State of Delaware and will be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian or other legal representative of the Optionee.

         Executed as of the date first above written.

                                   MOBILITY ELECTRONICS, INC.

                                   By: /s/ CHARLES R. MOLLO
                                       -----------------------------------------
                                       Charles R. Mollo, Chief Executive Officer

                                   OPTIONEE:

                                   /s/ JEFFREY R. HARRIS
                                   ---------------------------------------------
                                   Jeffrey R. Harris

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                                   Social Security Number of Optionee